CERTIFICATE OF AMENDMENT (NO. 5) TO THE

                         CERTIFICATE OF INCORPORATION OF

                              CONCORD CAMERA CORP.


To:      The Secretary of State                      Federal   EIN: 13-3152196
         State of New Jersey

         Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3), of the New Jersey Business Corporation Act, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

         1.  The name of the corporation is CONCORD CAMERA CORP.

         2. The following amendment to the Certificate of Incorporation was approved by the corporation's Board of Directors on December 17, 1996 and duly adopted by the shareholders of the corporation on April 17, 1997:

                           RESOLVED,  that ARTICLE THIRD of the  Certificate  of
                  Incorporation be amended to read as set forth in its entirety as follows:

                           "THIRD:  The  aggregate  number of  shares  which the
                  corporation shall have authority to issue is Forty Million (40,000,000), without par value, all of which shall be Common Stock."

         3. The total number of shares entitled to vote thereon was 10,880,473 shares.

         4. The number of shares voting for and against such amendment are as follows:

         Number of shares FOR amendment      Number of shares AGAINST amendment

                  8,924,130                             1,383,181

Dated as of this 18th day of April, 1997

                                                     CONCORD CAMERA CORP.


                                                     By: /s/ Ira B. Lampert
                                                    Name: Ira B. Lampert
                                                  Title: Chief Executive Officer


F:\GROUP\LEGAL\CERTOFAM.418

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